SHARE EXCHANGE AGREEMENT

This SHARE EXCHANGE AGREEMENT (this “Agreement”), dated as of December 30th, 2013, is by and among UCP Holdings, Inc., a Nevada corporation (“UCP”), Kapital Yonetim Hizmet Ve Gayrimenkul Yatirim Sanayi Ticaret Ltd. Sirketi, a Turkish limited liability company (“Kapital”), and the shareholder of Kapital identified on Annex A hereto (the “Shareholder”). Each of the parties to this Agreement is individually referred to herein as a “Party” and collectively, as the “Parties.” Capitalized terms used herein that are not otherwise defined herein shall have the meanings ascribed to them in Annex B hereto.

BACKGROUND

Kapital has 4,000,000,000 common shares (the “Kapital Stock”) outstanding, 2,040,000,000 of which the Shareholder holds and has agreed to sell subject to the terms and conditions of this Agreement, which constitutes 51% of the issued and outstanding capital stock of Kapital. The Shareholder has agreed to transfer these 2,040,000,000 shares ofKapital Stock in exchange for an aggregate of 36,500,000 newly issued shares of the Common Stock, par value $0.0001 per share, of UCP (the “UCP Stock”), which will constitute approximately 48% of the issued and outstanding capital stock of UCP as of and immediately after the Closing.The number of shares of UCP Stock to be received by the Shareholder is listed opposite the Shareholder’s name on Annex A and is referred to herein as the “Shares.”

The Board of Directors of each of UCP and Kapital has determined that it is desirable to effect this share exchange.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I
Exchange of Shares

1.1.          Exchange by the Shareholder. At the Closing, the Shareholder shall sell, transfer, convey, assign and deliver to UCP their Kapital Stock in the amounts set forth on Annex A free and clear of all Liens in exchange for the UCP Stock listed on Annex A opposite the Shareholder’s name.

1.2.          Closing. The closing (the “Closing”) of the transactions contemplated hereby (the “Transactions”) shall take place at the offices of Kapital commencing at 9:00 a.m. local time on the second business day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the Transactions (other than conditions with respect to actions that the respective parties will take at Closing),or such other date and time as the Parties may mutually determine (the “Closing Date”).

ARTICLE II
Representations and Warranties of Shareholder

The Shareholder hereby represent and warrant to UCP as follows:

2.1.          Good Title. The Shareholder are the record and beneficial owners, and have and shall transfer at the Closing good and marketable title to theirKapital Stock shown as owned of record by Shareholder on Annex A hereto, with the right and authority to sell and deliver such Kapital Stock. Upon delivery of any certificate or certificates duly assigned, representing the same as herein contemplated and/or upon registering of UCP as the new owner of such Kapital Stock, UCP will receive good title to such Kapital Stock, free and clear of all Liens.

2.2.          Pre-emptive Rights. The Shareholder have no pre-emptive rights or any other rights to acquire any Kapital Stock that have not been waived or exercised.

2.3.          Residency. The Shareholder areindividuals resident in Turkey.

2.4.          Power and Authority. The Shareholder have the legal power and authority to execute and deliver this Agreement and to perform their obligations hereunder. All acts required to be taken by the Shareholder to enter into this Agreement and to carry out the Transactions have been properly taken. This Agreement constitutes a legal, valid and binding obligation of the Shareholder, enforceable against the Shareholder in accordance with the terms hereof.

2.5.          No Conflicts. The execution and delivery of this Agreement by the Shareholder and the performance by the Shareholder of their obligations hereunder in accordance with the terms hereof: (a) will not require the consent of any third party or Governmental Entity under any Laws; (b) will not violate any Laws applicable to the Shareholder and (c) will not violate or breach any contractual obligation to which the Shareholder are a party.

2.6.          Litigation. There is no pending proceeding against such Shareholder that involves the Shares or that challenges, or may have the effect of preventing, delaying or making illegal, or otherwise interfering with, any of the transactions contemplated by this Agreement and, to the knowledge of the Shareholder, no such proceeding has been threatened, and no event or circumstance exists that is reasonably likely to give rise to or serve as a basis for the commencement of any such proceeding.

2.7.          No Finder’s Fee. The Shareholder have not created any obligation for any finder’s, investment banker’s or broker’s fee in connection with the Transactions.

2.8.          Purchase Entirely for Own Account. The UCP Stock proposed to be acquired by the Shareholder hereunder will be acquired for investment for its own account, and not with a view to the resale or distribution of any part thereof, and the Shareholder have no present intention of selling or otherwise distributing the UCP Stock, except in compliance with applicable securities laws.

2.9.          Available Information. The Shareholder have such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of investment in UCP and has had full access to all the information it considers necessary or appropriate to make an informed investment decision with respect to the UCP Stock.

2.10.         Non-Registration. The Shareholder understand that the UCP Stock has not been registered under the Securities Act and, if issued in accordance with the provisions of this Agreement, will be issued by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Shareholder’ representations as expressed herein. The non-registration shall have no prejudice with respect to any rights, interests, benefits and entitlements attached to the UCP Stock in accordance with UCP’s charter documents or the laws of its jurisdiction of incorporation.

2.11.         Restricted Securities. The Shareholder understand that the UCP Stock is characterized as “restricted securities” under the Securities Act inasmuch as this Agreement contemplates that, if acquired by the Shareholder pursuant hereto, the UCP Stock would be acquired in a transaction not involving a public offering. The Shareholder further acknowledge that if the UCP Stock is issued to the Shareholder in accordance with the provisions of this Agreement, such UCP Stock may not be resold without registration under the Securities Act or the existence of an exemption therefrom. The Shareholder represent that they are familiar with Rule 144 promulgated under the Securities Act, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act.

2.12.         Accredited Investor. The Shareholder are “accredited investors” within the meaning of Rule 501 under the Securities Act and the Shareholder were not organized for the specific purpose of acquiring the UCP Stock.

2.13.         Regulation S. No offer to enter into this Agreement has been made by UCP to the Shareholder in the United States. Neither the Shareholder nor any of their respective affiliate or any person acting on their behalf or on behalf of any such affiliate, has engaged or will engage in any activity undertaken for the purpose of, or that reasonably could be expected to have the effect of, conditioning the markets in the United States for the UCP Stock, including, but not limited to, effecting any sale or short sale of securities, prior to the expiration of any restricted period contained in Regulation S promulgated under the Securities Act (any such activity being defined herein as a “Directed Selling Effort”). To the best knowledge of the Shareholder, this Agreement and the transactions contemplated herein are not part of a plan or scheme to evade the registration provisions of the Securities Act, and the UCP Stock is being acquired for investment purposes by the Shareholder. The Shareholder agree that all offers and sales of the UCP Stock from the date hereof and through the expiration of any restricted period set forth in Rule 903 of Regulation S (as the same may be amended from time to time hereafter) shall not be made to U.S. Persons (within the meaning of Regulation S) or for the account or benefit of U.S. Persons and shall otherwise be made in compliance with the provisions of Regulation S and any other applicable provisions of the Securities Act. Neither the Shareholder or any of their representatives has conducted any Directed Selling Effort as that term is used and defined in Rule 902 of Regulation S and neither of them nor any of their respective representatives will engage in any such Directed Selling Effort within the United States through the expiration of any restricted period set forth in Rule 903 of Regulation S.

2.14.         Legends. It is understood that the UCP Stock will bear the following legend or one that is substantially similar to the following legend:

NEITHER THESE SECURITIES NOR THE SECURITIES ISSUABLE UPON CONVERSION OF THESE SECURITIES HAVE BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL TO THE TRANSFEROR TO SUCH EFFECT, THE SUBSTANCE OF WHICH SHALL BE REASONABLY ACCEPTABLE TO THE COMPANY. THESE SECURITIES AND THE SECURITIES ISSUABLE UPON CONVERSION OF THESE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT SECURED BY SUCH SECURITIES.

Additionally, the UCP Stock will bear any legend required by the “blue sky” laws of any state to the extent such laws are applicable to the securities represented by the certificate so legended.

2.15.         Opinion. The Shareholder shall not transfer any or all of the UCP Stock pursuant to Regulation S or absent an effective registration statement under the Securities Act and applicable state securities law covering the disposition of Shareholder’s UCP Stock, without first providing UCP with an opinion of counsel (which counsel and opinion are reasonably satisfactory to UCP) to the effect that such transfer will be made in compliance with Regulation S or will be exempt from the registration and the prospectus delivery requirements of the Securities Act and the registration or qualification requirements of any applicable U.S. state securities laws.

2.16.         Consent. Shareholder understand and acknowledge that UCP may refuse to transfer the UCP Stock, unless Shareholder comply with this Section 2.17 and any other restrictions on transferability set forth in Annexes C and D. The Shareholder consent to UCP making a notation on its records or giving instructions to any transfer agent of UCP’s common stock in order to implement the restrictions on transfer or transfer upon conversion of the UCP Stock.

2.17.         Disclosure. This Agreement, the schedules hereto and any certificate attached hereto or delivered in accordance with the terms hereof by or on behalf of the Shareholder in connection with the transactions contemplated by this Agreement, when taken together, do not contain any untrue statement of a material fact or omit any material fact necessary in order to make the statements contained herein and/or therein not misleading.

ARTICLE III
Representations and Warranties of Kapital

Subject to the exceptions set forth in the Kapital Disclosure Letter (regardless of whether or not the Kapital Disclosure Letter is referenced below with respect to any particular representation or warranty), Kapitalrepresents and warrants as follows to UCP.

3.1.          Organization, Standing and Power. Kapital is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has the corporate power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted, other than such franchises, licenses, permits, authorizations and approvals the lack of which, individually or in the aggregate, has not had and would not reasonably be expected to have a material adverse effect on Kapital, a material adverse effect on the ability of Kapitalto perform its obligations under this Agreement or on the ability of Kapitalto consummate the Transactions (a “Kapital Material Adverse Effect”). Kapitalis duly qualified to do business in each jurisdiction where the nature of its business or its ownership or leasing of its properties make such qualification necessary except where the failure to so qualify would not reasonably be expected to have a Kapital Material Adverse Effect. Kapital has delivered to UCP true and complete copies of the Kapital Constituent Instruments, and the comparable charter, organizational documents and other constituent instruments of each of its subsidiaries, in each case as amended through the date of this Agreement.

3.2.          Kapital Subsidiaries; Equity Interests.

(a)          Except as set forth on Schedule 3.2, Kapital does not as of the date of this Agreement own, directly or indirectly, any capital stock or other securities of, or have any beneficial ownership interest in, or hold any equity or similar interest, or have any investment in any corporation, limited liability company, partnership, limited partnership, joint venture or other company, person or other entity.

3.3           Capital Structure. The issued and outstanding capital stock of Kapital consists of 1,220,842,287common shares. Except as set forth above, no shares of capital stock or other voting securities of Kapital are issued, reserved for issuance or outstanding. Kapital is the sole record and beneficial owner of all of the issued and outstanding capital stock of each of its subsidiaries.All outstanding shares of the capital stock of Kapital and each of its subsidiaries are validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the applicable corporate laws of Turkey, the Kapital Constituent Instruments or any Contract to which Kapital is a party or otherwise bound. There are not any bonds, debentures, notes or other indebtedness of Kapitalor any of its subsidiaries having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Kapital Stock or the capital stock of any of its subsidiaries may vote (“Voting Kapital Debt”). As of the date of this Agreement, there are not any options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which Kapitalor any of its subsidiaries is a party or by which any of them is bound (a) obligating Kapitalor any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in, Kapitalor any of its subsidiaries or any Voting Kapital Debt, (b) obligating Kapitalor any of its subsidiaries to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking or (c) that give any person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights occurring to holders of the capital stock of Kapital or of any of its subsidiaries. As of the date of this Agreement, there are not any outstanding contractual obligations of Kapital to repurchase, redeem or otherwise acquire any shares of capital stock of Kapital.

3.4.          Authority; Execution and Delivery; Enforceability. Kapitalhas all requisite corporate power and authority to execute and deliver this Agreement and to consummate the Transactions. The execution and delivery by Kapitalof this Agreement and the consummation by Kapitalof the Transactions have been duly authorized and approved by the Board of Directors of Kapitaland no other corporate proceedings on the part of Kapitalare necessary to authorize this Agreement and the Transactions. When executed and delivered, this Agreement will be enforceable against Kapitalin accordance with its terms.

3.5.          No Conflicts; Consents.

(a)          The execution and delivery by Kapitalof this Agreement does not, and the consummation of the Transactions and compliance with the terms hereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Kapitalunder, any provision of (i) the Kapital Constituent Instruments or the comparable charter or organizational documents of any of its subsidiaries, (ii) any Contract to which Kapitalis a party or by which any of its properties or assets is bound or (iii) subject to the filings and other matters referred to in Section 3.5(b), any material judgment, order or decree or material Law applicable to Kapitalor its properties or assets, including without limitation, the Kapital Stock, other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, have not had and would not reasonably be expected to have a Kapital Material Adverse Effect.

(b)          Except as set forth in the Kapital Disclosure Letter and for required filings with the SEC and applicable “Blue Sky” or state securities commissions, no Consent of, or registration, declaration or filing with, or permit from, any Governmental Entity is required to be obtained or made by or with respect to Kapitalin connection with the execution, delivery and performance of this Agreement or the consummation of the Transactions.

3.6.          Taxes.

(a)          Kapitalhas timely filed, or has caused to be timely filed on its behalf, all Tax Returns required to be filed by it, and all such Tax Returns are true, complete and accurate, except to the extent any failure to file or any inaccuracies in any filed Tax Returns, individually or in the aggregate, have not had and would not reasonably be expected to have a Kapital Material Adverse Effect. All Taxes shown to be due on such Tax Returns, or otherwise owed, have been timely paid, except to the extent that any failure to pay, individually or in the aggregate, has not had and would not reasonably be expected to have a Kapital Material Adverse Effect. There are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and the officers of Kapitalknow of no basis for any such claim.

(b)          The Kapital Financial Statements reflect an adequate reserve for all Taxes payable by Kapital(in addition to any reserve for deferred Taxes to reflect timing differences between book and Tax items) for all Taxable periods and portions thereof through the date of such financial statements. No deficiency with respect to any Taxes has been proposed, asserted or assessed against Kapitalor any of its subsidiaries, and no requests for waivers of the time to assess any such Taxes are pending, except to the extent any such deficiency or request for waiver, individually or in the aggregate, has not had and would not reasonably be expected to have a Kapital Material Adverse Effect.

3.7.          Benefit Plans.

(a)          Except as set forth in the Kapital Disclosure Letter, Kapitaldoes not have or maintain any collective bargaining agreement or any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other plan, arrangement or understanding (whether or not legally binding) providing benefits to any current or former employee, officer or director of Kapital(collectively, “Kapital Benefit Plans”). As of the date of this Agreement there are not any severance or termination agreements or arrangements between Kapitaland any current or former employee, officer or director of Kapital, nor doesKapitalhave any general severance plan or policy.

(b)          Since December 31, 2012, there has not been any adoption or amendment in any material respect by Kapitalof any Kapital Benefit Plan.

(c)          Neither the consummation of the transactions contemplated hereby alone, nor in combination with another event, with respect to each director, officer, employee and consultant of Kapital, will result in (a) any payment (including, without limitation, severance, unemployment compensation or bonus payments) becoming due from Kapital, (b) any increase in the amount of compensation or benefits payable to any such individual or (c) any acceleration of the vesting or timing of payment of compensation payable to any such individual. No agreement, arrangement or other contract of Kapitalprovides benefits or payments contingent upon, triggered by, or increased as a result of a change in the ownership or effective control of Kapital.

3.8.          Litigation. There is no Action against or affecting Kapitalor any of its properties which (a) adversely affects or challenges the legality, validity or enforceability of any of this Agreement or the Shares or (b) could, if there were an unfavorable decision, individually or in the aggregate, have or reasonably be expected to result in a Kapital Material Adverse Effect. Neither Kapital, nor any director or officer thereof (in his or her capacity as such), is or has been the subject of any Action involving a claim or violation of or liability under central or provincial securities laws or a claim of breach of fiduciary duty.

3.9.          Compliance with Applicable Laws. Except as would not have a Kapital Material Adverse Effect, the business and operations of Kapitalhas been and is being conducted in accordance with all applicable foreign, federal, state and local laws, rules and regulations and all applicable orders, injunctions, decrees, writs, judgments, determinations and awards of all courts and governmental agencies and instrumentalities. Except as would not have a Kapital Material Adverse Effect, Kapitalis not, and is not alleged to be, in violation of, or (with or without notice or lapse of time or both) in default under, or in breach of, any term or provision of the Kapital Companies’ charter documents or of any indenture, loan or credit agreement, note, deed of trust, mortgage, security agreement or other material agreement, lease, license or other instrument, commitment, obligation or arrangement to which Kapitalis a party or by which Kapital’s properties, assets or rights are bound or affected. To the best knowledge of Kapital, no other party to any material contract, agreement, lease, license, commitment, instrument or other obligation to which Kapitalis a party are (with or without notice or lapse of time or both) in default thereunder or in breach of any term thereof. Kapitalis not subject to any obligation or restriction of any kind or character, nor are there, to the knowledge of Kapital, any event or circumstance relating to Kapitalthat materially and adversely affects in any way its business, properties, assets or prospects or that would prevent or make burdensome their performance of or compliance with all or any part of this Agreement or the consummation of the transactions contemplated hereby or thereby. This Section 3.9 does not relate to matters with respect to Taxes, which are the subject of Section 3.6.

3.10.         Brokers; Schedule of Fees and Expenses. Except as disclosed in the Kapital Disclosure Letter, no broker, investment banker, financial advisor or other person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Kapital.

3.11.         Contracts. Except as disclosed in the Kapital Disclosure Letter, there are no Contracts that are material to the business, properties, assets, condition (financial or otherwise), results of operations or prospects of Kapitaltaken as a whole. Kapitalis not in violation of or in default under (nor does there exist any condition which upon the passage of time or the giving of notice would cause such a violation of or default under) any Contract to which it is a party or by which it or any of its properties or assets are bound, except for violations or defaults that would not, individually or in the aggregate, reasonably be expected to result in a Kapital Material Adverse Effect.

3.12.         Title to Properties. Except as set forth in the Kapital Disclosure Letter, Kapitaldoes not own any real property. Kapitalhas sufficient title to, or valid leasehold interests in, all of its properties and assets used in the conduct of its businesses. All such assets and properties, other than assets and properties in which Kapitalhas leasehold interests, are free and clear of all Liens, except for Liens that, in the aggregate, do not and will not materially interfere with the ability of Kapitalto conduct business as currently conducted.

3.13.         Intellectual Property. Kapitalowns, or is validly licensed or otherwise has the right to use, all Intellectual Property Rights which are material to the conduct of the business of Kapitaltaken as a whole. The Kapital Disclosure Letter sets forth a description of all Intellectual Property Rights which are material to the conduct of the businesses of Kapitaltaken as a whole. There are no claims pending or, to the knowledge of any of Kapital, threatened that Kapitalis infringing or otherwise adversely affecting the rights of any person with regard to any Intellectual Property Right. To the best knowledge of Kapital, no person is infringing the rights of Kapitalwith respect to any Intellectual Property Right.

3.14.         Labor Matters. There are no collective bargaining or other labor union agreements to which any of Kapitalis a party or by which it is bound. No material labor dispute exists or, to the best knowledge of Kapital, is imminent with respect to any of the employees of Kapital.

3.15.         Financial Statements. Kapital has delivered to UCP its unaudited financial statements for the fiscal years ended December 31, 2012 and 2011 and its unaudited financial statements for the six months ended June 30, 2013 (collectively, the “Kapital Financial Statements”). The Kapital Financial Statements have been prepared in accordance with [generally accepted accounting principles] applied on a consistent basis throughout the periods indicated. The Kapital Financial Statements fairly present in all material respects the financial condition and operating results of Kapital, as of the dates, and for the periods, indicated therein. Kapital does not have any material liabilities or obligations, contingent or otherwise, other than (a) liabilities incurred in the ordinary course of business subsequent to June 30, 2013, and (b) obligations under contracts and commitments incurred in the ordinary course of business and not required under generally accepted accounting principles to be reflected in the Kapital Financial Statements, which, in both cases, individually and in the aggregate, would not be reasonably expected to result in a Kapital Material Adverse Effect.

3.16.         Insurance. Except as set forth in the Kapital Disclosure Letter, Kapitalare insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are prudent and customary in the businesses in which Kapitalis engaged and in the geographic areas where it engages in such businesses. Kapitalhas no reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business on terms consistent with market for Kapitalrespective lines of business.

3.17.         Transactions with Affiliates and Employees. Except as set forth in the Kapital Disclosure Letter, no officer, director or stockholder of any of Kapitalor any affiliate or “associate” (as such term are defined in Rule 405 of the SEC under the Securities Act) of any such person, have or have had, either directly or indirectly, (1) an interest in any person which (a) furnishes or sells services or products which are furnished or sold or are proposed to be furnished or sold by Kapital, or (b) purchases from or sells or furnishes to, or proposes to purchase from, sell to or furnish Kapital any goods or services; or (2) a beneficial interest in any contract or agreement to which Kapitalis a party or by which they may be bound or affected.

3.18.         Internal Accounting Controls. Kapitalmaintains a system of internal accounting controls sufficient to provide reasonable assurance that (a) transactions are executed in accordance with management’s general or specific authorizations, (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability, (c) access to assets is permitted only in accordance with management’s general or specific authorization, and (d) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Kapitalhas established disclosure controls and procedures for its company and designed such disclosure controls and procedures to ensure that material information relating to Kapitalis made known to the officers by others withinKapital. The officers of Kapitalhave evaluated the effectiveness of the Kapital Companies’ controls and procedures. Since June 30, 2013, there have been no significant changes in the Kapital Companies’ internal controls or, to Kapital’s best knowledge, in other factors that could significantly affect Kapital’s internal controls.

3.19.         Governmental Inquiries. Kapitalhas provided to UCP a copy of each material written inspection report, questionnaire, inquiry, demand or request for information received by Kapitalfrom any Governmental Entity, and Kapital’s response thereto, and each material written statement, report or other document filed by Kapitalwith any Governmental Entity.

3.20.         Solvency. Based on the financial condition of Kapital as of the Closing Date (and assuming that the Closing shall have occurred), (a) Kapital’s fair saleable value of its assets exceeds the amount that will be required to be paid on or in respect of Kapital’s existing debts and other liabilities (including known contingent liabilities) as they mature, (b) Kapital’s assets do not constitute unreasonably small capital to carry on its business for the current fiscal year as now conducted and as proposed to be conducted including its capital needs taking into account the particular capital requirements of the business conducted by Kapital, and projected capital requirements and capital availability thereof, and (c) the current cash flow of Kapital, together with the proceeds Kapital would receive, were it to liquidate all of its assets, after taking into account all anticipated uses of the cash, would be sufficient to pay all amounts on or in respect of its debt when such amounts are required to be paid. Kapital does not intend to incur debts beyond its ability to pay such debts as they mature (taking into account the timing and amounts of cash to be payable on or in respect of its debt).

3.21.         Application of Takeover Protections. Kapital has taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under the Kapital Constituent Instruments or the laws of its jurisdiction of organization that is or could become applicable to the Shareholder as a result of the Shareholder and Kapital fulfilling their obligations or exercising their rights under this Agreement, including, without limitation, the issuance of the Shares and the Shareholder’ ownership of the Shares.

3.22.         No Additional Agreements. Kapital does not have any agreement or understanding with the Shareholder with respect to the Transactions other than as specified in this Agreement.

3.23.         Investment Company. Kapital is not an affiliate of, and immediately following the Closing will not have become, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

3.24.         Disclosure. Kapitalconfirms that neither it nor any person acting on its behalf has provided the Shareholder or their agents or counsel with any information that it believes constitutes material, non-public information except insofar as the existence and terms of the proposed transactions hereunder may constitute such information and except for information that will be disclosed by UCP under a current report on Form 8-K filed within four business days after the Closing. Kapital understands and confirms that the Shareholder will rely on the foregoing representations and covenants in effecting transactions in securities of Kapital. All disclosure provided to UCP regarding Kapital, its business and the Transactions, furnished by or on behalf of Kapital(including Kapital’s representations and warranties set forth in this Agreement) is true and correct and does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

3.25.         Information Supplied. None of the information supplied or to be supplied by Kapital for inclusion or incorporation by reference in the Form 8-K filing contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

3.26.         Absence of Certain Changes or Events. Except as disclosed in the Kapital Financial Statements or in the Kapital Disclosure Letter, from June 30, 2013 to the date of this Agreement, Kapital have conducted its business only in the ordinary course, and during such period there has not been:

(a)          any change in the assets, liabilities, financial condition or operating results of Kapital, except changes in the ordinary course of business that have not caused, in the aggregate, a Kapital Material Adverse Effect;

(b)          any damage, destruction or loss, whether or not covered by insurance, that would have a Kapital Material Adverse Effect;

(c)          any waiver or compromise by Kapital of a valuable right or of a material debt owed to it;

(d)          any satisfaction or discharge of any lien, claim, or encumbrance or payment of any obligation by Kapital, except in the ordinary course of business and the satisfaction or discharge of which would not have a Kapital Material Adverse Effect;

(e)          any material change to a material Contract by which Kapitalor any of its assets is bound or subject;

(f)          any mortgage, pledge, transfer of a security interest in, or lien, created by Kapital, with respect to any of its material properties or assets, except liens for taxes not yet due or payable and liens that arise in the ordinary course of business and do not materially impair Kapital’s ownership or use of such property or assets;

(g)          any loans or guarantees made by Kapitalto or for the benefit of its employees, officers or directors, or any members of their immediate families, or any loans or advances to any persons, corporations, business trusts, associations, companies, partnerships, limited liability companies, joint ventures and other entities, governments, agencies and political subdivision other than travel advances and other advances made in the ordinary course of its business;

(h)          any alteration of Kapital’s method of accounting or the identity of its auditors;

(i)          any declaration or payment of dividend or distribution of cash or other property to the Shareholder or any purchase, redemption or agreements to purchase or redeem any Kapital Stock;

(j)          any issuance, sale, disposition or encumbrance of equity securities to any officer, director or affiliate, except pursuant to existing Kapital stock option plans, or any change in its outstanding shares of capital stock or its capitalization, whether by reason of reclassification, recapitalization, stock split, combination, exchange or readjustment of shares, stock dividend or otherwise; or

(k)          any arrangement or commitment by Kapitalto do any of the things described in this Section 3.26.

3.27.      No Undisclosed Events, Liabilities, Developments or Circumstances. No event, liability, development or circumstance has occurred or exists, or is contemplated to occur with respect to Kapital, or its business, properties, prospects, operations or financial condition, that would be required to be disclosed by Kapital under applicable securities laws on a registration statement on Form S-1 filed with the SEC relating to an issuance and sale by Kapital of its Kapital Stock and which has not been publicly announced. All debts, obligations or liabilities with respect to directors and officers of Kapitalwill be cancelled prior to the Closing.

3.28.      Foreign Corrupt Practices. Neither Kapital, nor, to the Kapital’s best knowledge, any director, officer, agent, employee or other person acting on behalf of Kapitalhas, in the course of its actions for, or on behalf of, Kapital(a) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (b) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (c) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended; or (d) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

3.29.      Environmental and Safety Matters. Except as set forth in the Kapital Disclosure Letter and except as would not have a Kapital Material Adverse Effect:

(a)          Kapitalhas at all time been and are in compliance with all Environmental Laws applicable to Kapital.

(b)          There are no Actions pending or threatened against Kapitalalleging the violation of any Environmental Law or environmental permit applicable to Kapitalor alleging that Kapitalis potentially responsible parties for any environmental site contamination.

(c)          Neither this Agreement nor the consummation of the transactions contemplated by this Agreement shall impose any obligations to notify or obtain the consent of any Governmental Entity or third parties under any Law or other requirement relating to the environment, natural resources, or public or employee health and safety (“Environmental Laws”) applicable to Kapital.

ARTICLE IV
Representations and Warranties of UCP

Subject to the exceptions set forth in the UCP Disclosure Letter or the SEC Reports (regardless of whether or not the UCP Disclosure Letter or the SEC Reportsare referenced below with respect to any particular representation or warranty) or the SEC Reports, UCP represents and warrants as follows to the Shareholder and Kapital.

4.1.          Organization, Standing and Power. UCP is duly organized, validly existing and in good standing under the laws of the State of Nevada and has full corporate power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted, other than such franchises, licenses, permits, authorizations and approvals the lack of which, individually or in the aggregate, has not had and would not reasonably be expected to have a material adverse effect on UCP, a material adverse effect on the ability of UCP to perform its obligations under this Agreement or on the ability of UCP to consummate the Transactions (a “UCP Material Adverse Effect”). UCP is duly qualified to do business in each jurisdiction where the nature of its business or its ownership or leasing of its properties makes such qualification necessary and where the failure to so qualify would reasonably be expected to have a UCP Material Adverse Effect. UCP has delivered to Kapital true and complete copies of the UCP Charter and the UCP Bylaws.

4.2.          Subsidiaries; Equity Interests.Except as set forth in the UCP Disclosure Letter or the SEC Reports, UCP does not own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any person.

4.3.          Capital Structure. The authorized capital stock of UCP consists of 800,000,000 shares of common stock, par value $0.0001 per share, and 200,000,000shares of preferred stock, par value $0.0001 per share. There are 39,500,000 shares of UCP’s common stock and 0 shares of UCP’spreferred stock issued and outstanding. No shares of UCP’s common stock or preferred stock are held by UCP in its treasury. Except as set forth in the UCP Disclosure Letter or the SEC Reports, no other shares of capital stock or other voting securities of UCP were issued, reserved for issuance or outstanding. All outstanding shares of the capital stock of UCP are, and all such shares that may be issued prior to the date hereof will be when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Nevada Revised Statutes, the UCP Charter, the UCP Bylaws or any Contract to which UCP is a party or otherwise bound. There are not any bonds, debentures, notes or other indebtedness of UCP having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of UCP’s common stock may vote (“Voting UCP Debt”). Except as set forth in the UCP Disclosure Letter, there are not any options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which UCP is a party or by which it is bound (a) obligating UCP to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in, UCP or any Voting UCP Debt, (b) obligating UCP to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking or (c) that give any person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights occurring to holders of the capital stock of UCP. As of the date of this Agreement, there are not any outstanding contractual obligations of UCP to repurchase, redeem or otherwise acquire any shares of capital stock of UCP. Except as set forth in the UCP Disclosure Letter, UCP is not a party to any agreement granting any securityholder of UCP the right to cause UCP to register shares of the capital stock or other securities of UCP held by such securityholder under the Securities Act. The stockholder list provided to Kapital is a current stockholder list generated by its stock transfer agent, and such list accurately reflects all of the issued and outstanding shares of the UCP’s common stock.

4.4.          Authority; Execution and Delivery; Enforceability. The execution and delivery by UCP of this Agreement and the consummation by UCP of the Transactions have been duly authorized and approved by the Board of Directors of UCP and no other corporate proceedings on the part of UCP are necessary to authorize this Agreement and the Transactions. This Agreement constitutes a legal, valid and binding obligation of UCP, enforceable against UCP in accordance with the terms hereof.

4.5.          No Conflicts; Consents.

(a)          The execution and delivery by UCP of this Agreement does not, and the consummation of Transactions and compliance with the terms hereof will not, conflict with or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any person under, or result in the creation of any Lien upon any of the properties or assets of UCP under, any provision of (i) the UCP Charter or UCP Bylaws, (ii) any material Contract to which UCP is a party or by which any of its properties or assets is bound or (iii) subject to the filings and other matters referred to in Section 4.5(b), any material judgment, order or decree or material Law applicable to UCP or its properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, have not had and would not reasonably be expected to have a UCP Material Adverse Effect.

(b)          No Consent of, or registration, declaration or filing with, or permit from, any Governmental Entity is required to be obtained or made by or with respect to UCP in connection with the execution, delivery and performance of this Agreement or the consummation of the Transactions, other than the filings with the SEC and filings under state “blue sky” laws, as may be required in connection with this Agreement and the Transactions.

4.6.          SEC Documents; Undisclosed Liabilities.

(a)          UCP has filed all reports, schedules, forms, statements and other documents required to be filed by it with the SEC since September 12, 2012 pursuant to Sections 13(a), 14(a) and 15(d) of the Exchange Act (the “SEC Reports”).

(b)          As of its respective filing date, each SEC Report complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC promulgated thereunder applicable to such SEC Report, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent that information contained in any SEC Report has been revised or superseded by a later SEC Report, none of the SEC Reports contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of UCP included in the SEC Reports comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with the U.S. generally accepted accounting principles (except, in the case of unaudited statements, as permitted by the rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of UCP and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods shown (subject, in the case of unaudited statements, to normal year-end audit adjustments).

4.7.          Absence of Certain Changes or Events. Except as set forth in the UCP Disclosure Letter or the SEC Reports, from the date of the most recent audited financial statements of UCP (the “UCP Financial Statements”) to the date of this Agreement, UCP has conducted its business only in the ordinary course, and during such period there has not been:

(a)          any change in the assets, liabilities, financial condition or operating results of UCP from that reflected in the UCP Financial Statements, except changes in the ordinary course of business that have not caused, in the aggregate, a UCP Material Adverse Effect;

(b)          any damage, destruction or loss, whether or not covered by insurance, that would have a UCP Material Adverse Effect;

(c)          any waiver or compromise by UCP of a valuable right or of a material debt owed to it;

(d)          any satisfaction or discharge of any lien, claim, or encumbrance or payment of any obligation by UCP, except in the ordinary course of business and the satisfaction or discharge of which would not have a UCP Material Adverse Effect;

(e)          any material change to a material Contract by which UCP or any of its assets is bound or subject;

(f)          any material change in any compensation arrangement or agreement with any employee, officer, director or stockholder;

(g)          any resignation or termination of employment of any officer of UCP;

(h)          any mortgage, pledge, transfer of a security interest in or lien created by UCP with respect to any of its material properties or assets, except liens for taxes not yet due or payable and liens that arise in the ordinary course of business and that do not materially impair UCP’s ownership or use of such property or assets;

(i)          any loans or guarantees made by UCP to or for the benefit of its employees, officers or directors, or any members of their immediate families, other than travel advances and other advances made in the ordinary course of its business;

(j)          any declaration, setting aside or payment or other distribution in respect of any of UCP’s capital stock, or any direct or indirect redemption, purchase, or other acquisition of any of such stock by UCP;

(k)          any alteration of UCP’s method of accounting or the identity of its auditors;

(l)          any issuance of equity securities to any officer, director or affiliate, except pursuant to existing UCP stock option plans; or

(m)          any arrangement or commitment by UCP to do any of the things described in this Section 4.8.

4.8.          Taxes.

(a)          Except as set forth in the UCP Disclosure Letter, UCP has timely filed, or has caused to be timely filed on its behalf, all Tax Returns required to be filed by it, and all such Tax Returns are true, complete and accurate, except to the extent any failure to file, any delinquency in filing or any inaccuracies in any filed Tax Returns, individually or in the aggregate, have not had and would not reasonably be expected to have a UCP Material Adverse Effect. All Taxes shown to be due on such Tax Returns, or otherwise owed, have been timely paid, except to the extent that any failure to pay, individually or in the aggregate, has not had and would not reasonably be expected to have a UCP Material Adverse Effect.

(b)          The UCP Financial Statements reflect an adequate reserve for all Taxes payable by UCP (in addition to any reserve for deferred Taxes to reflect timing differences between book and Tax items) for all Taxable periods and portions thereof through the date of such financial statements. No deficiency with respect to any Taxes has been proposed, asserted or assessed against UCP, and no requests for waivers of the time to assess any such Taxes are pending, except to the extent any such deficiency or request for waiver, individually or in the aggregate, has not had and would not reasonably be expected to have a UCP Material Adverse Effect.

(c)          There are no Liens for Taxes (other than for current Taxes not yet due and payable) on the assets of UCP. UCP is not bound by any agreement or Lien under which UCP could become liable for a tax liability of any person other thanUCP.

4.9.          Absence of Changes in Benefit Plans. From the date of the UCP Financial Statements to the date of this Agreement, there has not been any adoption or amendment in any material respect by UCP of any collective bargaining agreement or any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other plan, arrangement or understanding (whether or not legally binding) providing benefits to any current or former employee, officer or director of UCP (collectively, “UCP Benefit Plans”). As of the date of this Agreement, there are not any employment, consulting, indemnification, severance or termination agreements or arrangements between UCP and any current or former employee, officer or director of UCP, nor does UCP have any general severance plan or policy.

4.10.         ERISA Compliance; Excess Parachute Payments. UCP does not, and since its inception never has, maintained or contributed to any “employee pension benefit plans” (as defined in Section 3(2) of ERISA), “employee welfare benefit plans” (as defined in Section 3(1) of ERISA) or any other UCP Benefit Plan for the benefit of any current or former employees, consultants, officers or directors of UCP.

4.11.         Litigation. There is no Action against or affecting UCP or any subsidiary or any of their respective properties pending or, to the best knowledge of UCP, currently threatened, which (a) adversely affects or challenges the legality, validity or enforceability of either of this Agreement or the Shares or (b) could, if there were an unfavorable decision, individually or in the aggregate, have or reasonably be expected to result in a UCP Material Adverse Effect. Neither UCP nor any subsidiary, nor any director or officer thereof (in his or her capacity as such), is or has been the subject of any Action involving a claim or violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty.

4.12.         Compliance with Applicable Laws. UCP is in compliance with all applicable Laws, including those relating to occupational health and safety, the environment, export controls, trade sanctions and embargoes, except for instances of noncompliance that, individually and in the aggregate, have not had and would not reasonably be expected to have a UCP Material Adverse Effect. UCP has not received any written communication during the past two years from a Governmental Entity that alleges that UCP is not in compliance in any material respect with any applicable Law. UCP is in compliance with all effective requirements of the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations thereunder, that are applicable to it, except where such noncompliance could not have or reasonably be expected to result in a UCP Material Adverse Effect. This Section 4.13 does not relate to matters with respect to Taxes, which are the subject of Section 4.9.

4.13.         Contracts. Except as set forth in the SEC Reports, there are no Contracts that are material to the business, properties, assets, condition (financial or otherwise), results of operations or prospects of UCP taken as a whole. UCP is not in violation of or in default under (nor does there exist any condition which upon the passage of time or the giving of notice would cause such a violation of or default under) any Contract to which it is a party or by which it or any of its properties or assets is bound, except for violations or defaults that would not, individually or in the aggregate, reasonably be expected to result in a UCP Material Adverse Effect.

4.14.         Title to Properties. UCP has good title to, or valid leasehold interests in, all of its properties and assets used in the conduct of its businesses. All such assets and properties, other than assets and properties in which UCP has leasehold interests, are free and clear of all Liens, except for Liens that, in the aggregate, do not and will not materially interfere with the ability of UCP to conduct business as currently conducted. UCP has complied in all material respects with the terms of all material leases to which it is a party and under which it is in occupancy, and all such leases are in full force and effect. UCP enjoys peaceful and undisturbed possession under all such material leases.

4.15.         Intellectual Property. UCP does not own, nor is validly licensed nor otherwise has the right to use, any Intellectual Property Rights. No claims are pending or, to the knowledge of UCP, threatened that UCP is infringing or otherwise adversely affecting the rights of any person with regard to any Intellectual Property Right.

4.16.         Labor Matters. There are no collective bargaining or other labor union agreements to which UCP is a party or by which it is bound. No material labor dispute exists or, to the knowledge of UCP, is imminent with respect to any of the employees of UCP.

4.17.         Transactions With Affiliates and Employees. Except as set forth in the SEC Reports, none of the officers or directors of UCP and, to the knowledge of UCP, none of the employees of UCP is presently a party to any transaction with UCP or any subsidiary (other than for services as employees, officers and directors), including any Contract or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of UCP, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner.

4.18.         Internal Accounting Controls. UCP maintains a system of internal accounting controls sufficient to provide reasonable assurance that (a) transactions are executed in accordance with management’s general or specific authorizations, (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability, (c) access to assets is permitted only in accordance with management’s general or specific authorization, and (d) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. UCP has established disclosure controls and procedures for UCP and designed such disclosure controls and procedures to ensure that material information relating to UCP is made known to the officers by others within those entities. UCP’s officers have evaluated the effectiveness of UCP’s controls and procedures. Since May31, 2013, there have been no significant changes in UCP’s internal controls or, to UCP’s knowledge, in other factors that could significantly affect UCP’s internal controls.

4.19.         Solvency. Based on the financial condition of UCP as of the Closing Date (and assuming that the Closing shall have occurred), (a) UCP’s fair saleable value of its assets exceeds the amount that will be required to be paid on or in respect of UCP’s existing debts and other liabilities (including known contingent liabilities) as they mature, (b) UCP’s assets do not constitute unreasonably small capital to carry on its business for the current fiscal year as now conducted and as proposed to be conducted, including its capital needs, taking into account the particular capital requirements of the business conducted by UCP, and projected capital requirements and capital availability thereof, and (c) the current cash flow of UCP, together with the proceeds UCP would receive, were it to liquidate all of its assets, after taking into account all anticipated uses of the cash, would be sufficient to pay all amounts on or in respect of its debt when such amounts are required to be paid. UCP does not intend to incur debts beyond its ability to pay such debts as they mature (taking into account the timing and amounts of cash to be payable on or in respect of its debt).

4.20.         Application of Takeover Protections. UCP has taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under the UCP’s charter documents or the laws of its state of incorporation that is or could become applicable to the Shareholder as a result of the Shareholder and UCP fulfilling their obligations or exercising their rights under this Agreement, including, without limitation, the issuance of the Shares and the Shareholder’s ownership of the Shares.

4.21.         No Additional Agreements. UCP does not have any agreement or understanding with the Shareholder with respect to the Transactions other than as specified in this Agreement.

4.22.         Reserved.

4.23.         Disclosure. UCP confirms that neither it nor any person acting on its behalf has provided the Shareholder or their agents or counsel with any information that UCP believes constitutes material, non-public information except insofar as the existence and terms of the proposed transactions hereunder may constitute such information and except for information that will be disclosed by UCP under a current report on Form 8-K filed within four business days after the Closing. UCP understands and confirms that the Shareholder will rely on the foregoing representations and covenants in effecting transactions in securities of UCP. All disclosure provided to the Shareholder regarding UCP, its business and the Transactions, furnished by or on behalf of UCP (including UCP’s representations and warranties set forth in this Agreement) is true and correct and does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

4.24.         Certain Registration Matters. Except as set forth in the UCP Disclosure Letter, UCP has not granted or agreed to grant to any person any rights (including “piggy-back” registration rights) to have any securities of UCP registered with the SEC or any other governmental authority that have not been satisfied.

4.25.         Listing and Maintenance Requirements. UCP is, and has no reason to believe that it will not in the foreseeable future continue to be, in compliance with the listing and maintenance requirements for continued listing of the UCP Stock on the trading market on which the UCP Stock are currently listed or quoted. The issuance and sale of the UCP Stock under this Agreement does not contravene the rules and regulations of the trading market on which the UCP Stock are currently listed or quoted, and no approval of the stockholders of UCP is required for UCP to issue and deliver to the Shareholder the UCP Stock contemplated by this Agreement.

4.26.         No Undisclosed Events, Liabilities, Developments or Circumstances. Except as set forth in the UCP Disclosure Letter, no event, liability, development or circumstance has occurred or exists, or is contemplated to occur with respect to UCP, its subsidiaries or their respective businesses, properties, prospects, operations or financial condition, that would be required to be disclosed by UCP under applicable securities laws on a registration statement on Form S-1 filed with the SEC relating to an issuance and sale by UCP of its common stock and which has not been publicly announced.

4.27.         Foreign Corrupt Practices. Neither UCP, nor to UCP’s knowledge, any director, officer, agent, employee or other person acting on behalf of UCP has, in the course of its actions for, or on behalf of, UCP (a) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (b) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (c) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended; or (d) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

ARTICLE V
Deliveries

5.1.          Deliveries of the Shareholder.

(a)          Concurrently herewith the Shareholder are delivering to UCP and Kapital this Agreement executed by the Shareholder.

(b)          At or prior to the Closing, the Shareholder shall deliver to UCP:

(i)          certificate(s) representing the Kapital Stock in the amounts set forth on Annex A; and

(ii)         a duly executed instrument of transfer for transfer by the Shareholder of the Kapital Stock in the amounts set forth on Annex A to UCP.

5.2.          Deliveries of UCP.

(a)          Concurrently herewith, UCP is delivering Kapital and to the Shareholder, a copy of this Agreement executed by UCP.

(b)          At or prior to the Closing, UCP shall deliver to Kapital:

(i)          a certificate from UCP, signed by its Secretary or Assistant Secretary, certifying that the attached copies of the UCP Charter, UCP Bylaws and resolutions of the Board of Directors of UCP approving this Agreement and the Transactions are all true, complete and correct and remain in full force and effect;

(ii)         a certificate of good standing of UCP dated within five (5) business days of Closing issued by the Secretary of State of Nevada;

(c)          Within 5 business days following the Closing, UCP shall deliver to the Shareholder certificate representing the Shares issued to the Shareholder as set forth on Annex A.

5.3.          Deliveries of the Kapital Companies.

(a)          Concurrently herewith, Kapital is delivering to UCP and the Shareholder this Agreement executed by the Kapital Companies.

(b)          At or prior to the Closing, Kapital shall deliver to UCP a certificate from Kapital, signed by its authorized officer certifying that the attached copies of the Kapital Constituent Instruments and resolutions of the Board of Directors of Kapital approving this Agreement and the Transactions are all true, complete and correct and remain in full force and effect.

(c)          At Closing, Kapital shall deliver to UCP a legal opinion from Kapital’s legal counsel in Turkey, as required by Section 6.2(i) below.

ARTICLE VI
Conditions to Closing

6.1.          UCP Conditions Precedent. The obligations of the Shareholder and Kapital to enter into and complete the Closing are subject, at the option of the Shareholder and the Kapital , to the fulfillment on or prior to the Closing Date of the following conditions, any one or more of which may be waived by the Shareholder and Kapital in writing.

(a)          Representations and Covenants. The representations and warranties of UCP contained in this Agreement shall be true in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date. UCP shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by UCP on or prior to the Closing Date. UCP shall have delivered to the Shareholder and Kapital a certificate, dated the Closing Date, to the foregoing effect.

(b)          Litigation. No action, suit or proceeding shall have been instituted before any court or governmental or regulatory body or instituted or threatened by any governmental or regulatory body to restrain, modify or prevent the carrying out of the Transactions or to seek damages or a discovery order in connection with such Transactions, or which has or may have, in the reasonable opinion of Kapital or the Shareholder, a materially adverse effect on the assets, properties, business, operations or condition (financial or otherwise) of UCP.

(c)          No Material Adverse Change. There shall not have been any occurrence, event, incident, action, failure to act, or transaction since May 31, 2013 which has had or is reasonably likely to cause a UCP Material Adverse Effect.

(d)          Post-Closing Capitalization. At, and immediately after, the Closing, the authorized capitalization, and the number of issued and outstanding shares of the capital stock of UCP shall be as indicated on a schedule to be delivered by the Parties at or prior to the Closing.

(e)          SEC Reports. UCP shall have filed all reports and other documents required to be filed by it under the U.S. federal securities laws through the Closing Date.

(f)          OTCQB Quotation.UCP shall have maintained its status as a company whose common stock is quoted on the OTCQB and no reason shall exist as to why such status shall not continue immediately following the Closing.

(g)          No Suspensions of Trading in UCP Stock; Listing. Trading in the UCP Stock shall not have been suspended by the SEC or any trading market (except for any suspensions of trading of not more than one trading day solely to permit dissemination of material information regarding UCP) at any time since the date of execution of this Agreement, and the UCP Stock shall have been at all times since such date listed for trading on a trading market.

(h)          Satisfactory Completion of Due Diligence. Kapital and the Shareholder shall have completed their legal, accounting and business due diligence of UCP and the results thereof shall be satisfactory to Kapital and the Shareholder in their sole and absolute discretion.

(i)          Deliveries. The deliveries specified in Section 5.2 shall have been made by UCP.

6.2.          Shareholder and Kapital Conditions Precedent.

The obligations of UCP to enter into and complete the Closing is subject, at the option of UCP, to the fulfillment on or prior to the Closing Date of the following conditions, any one or more of which may be waived by UCP in writing.

(a)          Representations and Covenants. The representations and warranties of the Shareholder and Kapitalcontained in this Agreement shall be true in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date. The Shareholder and Kapital shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by the Shareholder and Kapitalon or prior to the Closing Date. The Shareholder and Kapital shall have each delivered to UCP a certificate, dated the Closing Date, to the foregoing effect.

(b)          Litigation. No action, suit or proceeding shall have been instituted before any court or governmental or regulatory body or instituted or threatened by any governmental or regulatory body to restrain, modify or prevent the carrying out of the Transactions or to seek damages or a discovery order in connection with such Transactions, or which has or may have, in the reasonable opinion of UCP, a materially adverse effect on the assets, properties, business, operations or condition (financial or otherwise) of the Kapital Companies.

(c)          No Material Adverse Change. There shall not have been any occurrence, event, incident, action, failure to act, or transaction since June 30, 2013 which has had or is reasonably likely to cause a Kapital Material Adverse Effect.

(d)          Post-Closing Capitalization. At, and immediately after, the Closing, the authorized capitalization, and the number of issued and outstanding shares of the capital stock of UCP shall be as indicated on a schedule to be delivered by the Parties at or prior to the Closing.

(e)          Satisfactory Completion of Due Diligence.UCP shall have completed its legal, accounting and business due diligence of Kapitaland the Shareholder and the results thereof shall be satisfactory to UCP in its sole and absolute discretion.

(f)          Deliveries. The deliveries specified in Section 5.1 and Section 5.3 shall have been made by the Shareholder and the Kapital Companies, respectively.

(g)          Delivery of Audit Report and Financial Statements. Kapital shall have completed and delivered to UCP the Kapital Financial Statements and shall have received an audit report from an independent audit firm. The form and substance of the Kapital Financial Statements shall be satisfactory to UCP in its sole and absolute discretion.

(h)          Audited Financial Statements and Form 10 Disclosure. Kapital shall have provided UCP and the Shareholder with reasonable assurances that UCP will be able to comply with its obligation to file a current report on Form 8-K within four (75) business days following the Closing containing the requisite financial statements of Kapital.

ARTICLE VII
Covenants

7.1.          Preparation of SEC Filings. UCP shall file, within four (75) business days of the Closing Date, a current report on Form 8-K and attach as exhibits all relevant agreements with the SEC disclosing the terms of this Agreement and other requisite disclosure regarding the Transactions and including the requisite audited consolidated financial statements of Kapital and the requisite disclosure regarding Kapital.

7.2.          Public Announcements. UCP and Kapital will consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press releases or other public statements with respect to this Agreement and the Transactions and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchanges.

7.3.          Fees and Expenses. All fees and expenses incurred in connection with this Agreement shall be paid by the Party incurring such fees or expenses, whether or not this Agreement is consummated.

7.4.          Continued Efforts. Each Party shall use commercially reasonable efforts to (a) take all action reasonably necessary to consummate the Transactions, and (b) take such steps and do such acts as may be necessary to keep all of its representations and warranties true and correct as of the Closing Date with the same effect as if the same had been made, and this Agreement had been dated, as of the Closing Date.

7.5.          Exclusivity. Kapital and the Shareholder shall not (a) solicit, initiate, or encourage the submission of any proposal or offer from any person relating to the acquisition of any capital stock or other voting securities of Kapital, or any assets of Kapital(including any acquisition structured as a merger, consolidation, share exchange or other business combination), (b) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any person to do or seek any of the foregoing, or (c) take any other action that is inconsistent with the Transactions and that has the effect of avoiding the Closing contemplated hereby. Kapital and the Shareholder shall notify UCP immediately if any person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing.

7.6.          Furnishing of Information. As long as the Shareholder own the Shares, UCP covenants to timely file (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by UCP after the date hereof pursuant to the Exchange Act. As long as the Shareholder own the Shares, if UCP is not required to file reports pursuant to such laws, it will prepare and furnish to the Shareholder and make publicly available in accordance with Rule 144(c) promulgated by the SEC pursuant to the Securities Act, such information as is required for the Shareholder to sell Shares under Rule 144. UCP further covenants that it will take such further action as the Shareholder or any subsequent holder of Shares may reasonably request, all to the extent required from time to time to enable such person to sell Shares without registration under the Securities Act within the limitation of the exemptions provided by Rule 144.

7.7.          Access. From the date of this Agreement until the Closing Date, each Party shall permit representatives of any other Party to have full access to all premises, properties, personnel, books, records (including Tax records), contracts, and documents of or pertaining to such Party.

7.8.          Preservation of Business. From the date of this Agreement until the Closing Date, each of Kapital and UCP shall operate only in the ordinary and usual course of business consistent with its past practices, and shall use reasonable commercial efforts to (a) preserve intact its business organization, (b) preserve the good will and advantageous relationships with customers, suppliers, independent contractors, employees and other Persons material to the operation of its business, and (c) not permit any action or omission that would cause any of its representations or warranties contained herein to become inaccurate or any of its covenants to be breached in any material respect.

ARTICLE VIII
Miscellaneous

8.1.          Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given upon receipt by the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

If to UCP, to:

14 Wall Street, 20th Floor

New York, NY 10005

Attention: Siva Pillarisetty, CFO/Secretary

Facsimile: 212-618-1705

With a copy to:

Centarus Legal Services, PC

1821 Walden Office Square, Suite 400, Schaumburg, IL 60173

Attention: Louis Amatucci Esq.

Facsimile: 847-232-3370

If to Kapital, to:

Kapital Yonetim Hizmet Ve Gayr. Yat. San. Tic. Ltd. Sirketi

Dereboyu Caddesi, Uphill Towers

A Block, 17th Floor, Suite:107, Atasehir, 34758, Istanbul-Turkey

Attention: Erdogan Cetin

Facsimile: +90-216-688-0435

If to the Shareholder at the addresses set forth in Annex A hereto.

8.2.          Amendments; Waivers; No Additional Consideration. No provision of this Agreement may be waived or amended except in a written instrument signed by Kapital, UCP and the Shareholder. No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of any Party to exercise any right hereunder in any manner impair the exercise of any such right. No consideration shall be offered or paid to the Shareholder to amend or consent to a waiver or modification of any provision of any Transaction Document unless the same consideration is also offered to all Shareholder who then hold any of the Shares.

8.3.          Replacement of Securities. If any certificate or instrument evidencing any Shares is mutilated, lost, stolen or destroyed, UCP shall issue or cause to be issued in exchange and substitution for and upon cancellation thereof, or in lieu of and substitution therefor, a new certificate or instrument, but only upon receipt of evidence reasonably satisfactory to UCP of such loss, theft or destruction and customary and reasonable indemnity, if requested. The applicants for a new certificate or instrument under such circumstances shall also pay any reasonable third-party costs associated with the issuance of such replacement Shares. If a replacement certificate or instrument evidencing any Shares is requested due to a mutilation thereof, UCP may require delivery of such mutilated certificate or instrument as a condition precedent to any issuance of a replacement.

8.4.          Remedies. In addition to being entitled to exercise all rights provided herein or granted by law, including recovery of damages, the Shareholder, UCP and Kapitalwill be entitled to specific performance under this Agreement. The Parties agree that monetary damages may not be adequate compensation for any loss incurred by reason of any breach of obligations described in the foregoing sentence and hereby agrees to waive in any action for specific performance of any such obligation the defense that a remedy at law would be adequate.

8.5.          Limitation of Liability. Notwithstanding anything herein to the contrary, each of UCP and Kapitalacknowledges and agrees that the liability of the Shareholder arising directly or indirectly, under any Transaction Document of any and every nature whatsoever shall be satisfied solely out of the assets of the Shareholder, and that no trustee, officer, other investment vehicle or any other affiliate of the Shareholder or any investor, shareholder or holder of shares of beneficial interest of the Shareholder shall be personally liable for any liabilities of the Shareholder.

8.6.          Interpretation. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.

8.7.          Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the Transactions are fulfilled to the extent possible.

8.8.          Counterparts; Facsimile Execution. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties. Facsimile execution and delivery of this Agreement is legal, valid and binding for all purposes.

8.9.          Entire Agreement; Third Party Beneficiaries. This Agreement, taken together with the Kapital Disclosure Letter and UCP Disclosure Letter, (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the Transactions and (b) are not intended to confer upon any person other than the Parties any rights or remedies.

8.10.         Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof, except to the extent the laws of Nevada are mandatorily applicable to the Transactions.

8.11.         Survival. Each of the representations and warranties made herein by UCP, Kapitaland the Shareholder shall survive the Closing for a period terminating twenty-four months after the date of the Closing.

8.12.         Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the Parties without the prior written consent of each of the other Parties. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Share Exchange Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

UCP HOLDINGS, INC.

By:
Name: Siva Pillarisetty
Title: CFO/Secretary/Director

KAPITAL Yonetim Hizmet Ve Gayrimenkul Yatirim Sanayi Ticaret Ltd. Sirketi

By:
Name: Erdogan Cetin
Title: President
Address: Dereboyu Caddesi, Uphill Towers, A Block, 17th Floor, Suite:107, 34758, Atasehir, Istanbul-Turkey

SHAREHOLDER:

Name: Erdogan Cetin
Address: 14 Wall Street, 20th Floor, Suite:2060,New York, 10005, NY

ANNEX A

Shareholder of Kapital

Name and Address of Shareholder	Number of Shares of Kapital Stock Exchanged	Percentage of Total Shares of Kapital Stock	Number of Shares of UCP Stock Received

Erdogan Cetin 14 Wall Street, 20th Floor, Suite:2060, New York, 10005, NY-US	2,040,000,000	51%	36,500,000

TOTAL		51%

ANNEX B

Definitions

“Action” means any action, suit, inquiry, notice of violation, proceeding (including any partial proceeding such as a deposition) or investigation pending or threatened in writing before or by any court, arbitrator, governmental or administrative agency, regulatory authority (federal, state, county, local or foreign), stock market, stock exchange or trading facility.

“Agreement” has the meaning set forth in the Preamble of this Agreement.

“Closing” has the meaning set forth in Section 1.2 of this Agreement.

“Closing Date” has the meaning set forth in Section 1.2 of this Agreement.

“Consent” means any material consent, approval, license, permit, order or authorization.

“Contract” means any contract, lease, license, indenture, note, bond, agreement, permit, concession, franchise or other instrument.

“Kapital” has the meaning set forth in the Preamble of this Agreement.

“Directed Selling Effort” has the meaning set forth in Section 2.14 of this Agreement.

“Environmental Laws” has the meaning set forth in Section 3.29(c) of this Agreement.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Governmental Entity” means any federal, state, local or foreign government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign.

“Kapital” has the meaning set forth in the Preamble of this Agreement.

“Kapital Benefit Plans” has the meaning set forth in Section 3.7 of this Agreement.

“Kapital Constituent Instruments” means the Certificate of Incorporation and Memorandum and Articles of Association of Kapital and such other constituent instruments of Kapital as may exist, each as amended to the date of this Agreement.

“Kapital Disclosure Letter” means the letter delivered from Kapital to UCP concurrently herewith.

“Kapital Financial Statements” has the meaning set forth in the Section 3.15 of this Agreement.

“Kapital Material Adverse Effect” has the meaning set forth in Section 3.1 of this Agreement.

“Kapital Stock” has the meaning set forth in the Background Section of this Agreement.

“Intellectual Property Right” means any patent, patent right, trademark, trademark right, trade name, trade name right, service mark, service mark right, copyright and other proprietary intellectual property right and computer program.

“Law” means any statute, law, ordinance, rule, regulation, order, writ, injunction, judgment, or decree.

“Lien” means any lien, security interest, pledge, equity and claim of any kind, voting trust, stockholder agreement, restrictions on transfer, adverse claims of any nature, or other encumbrance.

“Party” has the meaning set forth in the Preamble of this Agreement.

“SEC” means the Securities and Exchange Commission.

“SEC Reports” has the meaning set forth in Section 4.6(a) of this Agreement.

“Securities Act” means the Securities Act of 1933, as amended.

“Shareholder” has the meaning set forth in the Preamble of this Agreement.

“Shares” has the meaning set forth in the Background Section of this Agreement.

“Taxes” means all forms of taxation, whenever created or imposed, and whether of the United States or elsewhere, and whether imposed by a local, municipal, governmental, state, foreign, federal or other Governmental Entity, or in connection with any agreement with respect to Taxes, including all interest, penalties and additions imposed with respect to such amounts.

“Tax Return” means all federal, state, local, provincial and foreign Tax returns, declarations, statements, reports, schedules, forms and information returns and any amended Tax return relating to Taxes.

“Transactions” has the meaning set forth in Section 1.2 of this Agreement.

“Transaction Documents” means this Agreement and any other documents or agreements executed in connection with the Transactions.

“UCP” has the meaning set forth in the Preamble of this Agreement.

“UCP Benefit Plans” has the meaning set forth in the Section 4.10 of this Agreement.

“UCP Bylaws” means the Bylaws of UCP, as amended to the date of this Agreement.

“UCP Charter” means the Articles of Incorporation of UCP, as amended to the date of this Agreement.

“UCP Disclosure Letter” means the letter delivered from UCP to Kapital concurrently herewith.

“UCP Financial Statements” has the meaning set forth in the Section 4.8 of this Agreement.

“UCP Material Adverse Effect” has the meaning set forth in the Section 4.1 of this Agreement.

“UCP Stock” has the meaning set forth in the Background Section of this Agreement.

ANNEX C

Accredited Investor Representations

Shareholder, indicating that it is an “accredited investor” within the meaning of Rule 501 under the Securities Act (“Accredited Investor”), further represents and warrants to UCP as follows:

1.	Such person or entity has sufficient knowledge and experience in finance, securities, investments and other business matters to be able to protect Shareholder’s interests in connection with the transactions contemplated by this Agreement.

2.	Such person or entity has consulted, to the extent that it has deemed necessary, with its tax, legal, accounting and financial advisors concerning its investment in the UCP Stock.

3.	Such person or entity understands the various risks of an investment in the UCP Stock and can afford to bear such risks for an indefinite period of time, including, without limitation, the risk of losing its entire investment in the UCP Stock.

4.	Such person or entity has had access to UCP’s publicly filed reports with the SEC.

5.	Such person or entity has been furnished during the course of the transactions contemplated by this Agreement with all other public information regarding UCP that such person or entity has requested and all such public information is sufficient for such person or entity to evaluate the risks of investing in the UCP Stock.

6.	Such person or entity has been afforded the opportunity to ask questions of and receive answers concerning UCP and the terms and conditions of the issuance of the UCP Stock.

7.	Such person or entity is not relying on any representations and warranties concerning UCP made by UCP or any officer, employee or agent of UCP, other than those contained in this Agreement.

8.	Such person or entity is acquiring the UCP Stock for such person’s or entity’s, as the case may be, own account, for investment and not for distribution or resale to others.

9.	Such person or entity will not sell or otherwise transfer the UCP Stock, unless either (a) the transfer of such securities is registered under the Securities Act or (b) an exemption from registration of such securities is available.

10.	Such person or entity understands and acknowledges that UCP is under no obligation to register the UCP Stock for sale under the Securities Act.

11.	Such person or entity consents to the placement of a legend on any certificate or other document evidencing the UCP Stock substantially in the form set forth in Section 2.14.

12.	Such person or entity represents that the address furnished on its signature page to this Agreement and in Annex A is the principal residence if he is an individual or its principal business address if it is a corporation or other entity.

13.	Such person or entity understands and acknowledges that the UCP Stock has not been recommended by any federal or state securities commission or regulatory authority, that the foregoing authorities have not confirmed the accuracy or determined the adequacy of any information concerning UCP that has been supplied to such person or entity and that any representation to the contrary is a criminal offense.

14.	Such person or entity acknowledges that the representations, warranties and agreements made by such person or entity herein shall survive the execution and delivery of this Agreement and the purchase of the UCP Stock.

ANNEX D

Non-U.S. Person Representations

Shareholder, indicating that it is not a U.S. person, further represents and warrants to UCP as follows:

1.	At the time of (a) the offer by UCP and (b) the acceptance of the offer by such person or entity, of the UCP Stock, such person or entity was outside the United States.

2.	No offer to acquire the UCP Stock or otherwise to participate in the transactions contemplated by this Agreement was made to such person or entity or its representatives inside the United States.

3.	Such person or entity is not purchasing the UCP Stock for the account or benefit of any U.S. person, or with a view towards distribution to any U.S. person, in violation of the registration requirements of the Securities Act.

4.	Such person or entity will make all subsequent offers and sales of the UCP Stock either (x) outside of the United States in compliance with Regulation S; (y) pursuant to a registration under the Securities Act; or (z) pursuant to an available exemption from registration under the Securities Act. Specifically, such person or entity will not resell the UCP Stock to any U.S. person or within the United States prior to the expiration of a period commencing on the Closing Date and ending on the date that is one year thereafter (the “Distribution Compliance Period”), except pursuant to registration under the Securities Act or an exemption from registration under the Securities Act.

5.	Such person or entity is acquiring the UCP Stock for Shareholder’s own account, for investment and not for distribution or resale to others.

6.	Such person or entity has no present plan or intention to sell the UCP Stock in the United States or to a U.S. person at any predetermined time, has made no predetermined arrangements to sell the UCP Stock and is not acting as an underwriter, dealer or other person who participates, pursuant to a contractual arrangement, in the distribution of the securities offered or sold in reliance on Regulation S.

7.	Neither such person or entity, its affiliates nor any person acting on behalf of such person or entity, has entered into, has the intention of entering into, or will enter into any put option, short position or other similar instrument or position in the U.S. with respect to the UCP Stock at any time after the Closing Date through the Distribution Compliance Period except in compliance with the Securities Act.

8.	Such person or entity consents to the placement of a legend on any certificate or other document evidencing the UCP substantially in the form set forth in Section 2.14.

9.	Such person or entity is not acquiring the UCP Stock in a transaction (or an element of a series of transactions) that is part of any plan or scheme to evade the registration provisions of the Securities Act.

10.	Such person or entity has sufficient knowledge and experience in finance, securities, investments and other business matters to be able to protect such person’s or entity’s interests in connection with the transactions contemplated by this Agreement.

11.	Such person or entity has consulted, to the extent that it has deemed necessary, with its tax, legal, accounting and financial advisors concerning its investment in the UCP Stock.

12.	Such person or entity understands the various risks of an investment in the UCP Stock and can afford to bear such risks for an indefinite period of time, including, without limitation, the risk of losing its entire investment in the UCP Stock.

13.	Such person or entity has had access to UCP’s publicly filed reports with the SEC.

14.	Such person or entity has been furnished during the course of the transactions contemplated by this Agreement with all other public information regarding UCP that such person or entity has requested and all such public information is sufficient for such person or entity to evaluate the risks of investing in the UCP Stock.

15.	Such person or entity has been afforded the opportunity to ask questions of and receive answers concerning UCP and the terms and conditions of the issuance of the UCP Stock.

16.	Such person or entity is not relying on any representations and warranties concerning UCP made by UCP or any officer, employee or agent of UCP, other than those contained in this Agreement.

17.	Such person or entity will not sell or otherwise transfer the UCP Stock, unless either (A) the transfer of such securities is registered under the Securities Act or (B) an exemption from registration of such securities is available.

18.	Such person or entity understands and acknowledges that UCP is under no obligation to register the UCP Stock for sale under the Securities Act.

19.	Such person or entity represents that the address furnished on its signature page to this Agreement and in Annex A is the principal residence if he is an individual or its principal business address if it is a corporation or other entity.

20.	Such person or entity understands and acknowledges that the UCP Stock have not been recommended by any federal or state securities commission or regulatory authority, that the foregoing authorities have not confirmed the accuracy or determined the adequacy of any information concerning UCP that has been supplied to such person or entity and that any representation to the contrary is a criminal offense.

21.	Such person or entity acknowledges that the representations, warranties and agreements made by such person or entity herein shall survive the execution and delivery of this Agreement and the purchase of the UCP Stock.